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Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, IL  60069




Contact:
Media Relations:               Investor Relations:
Clarkson Hine                  Anthony J. Diaz
(847) 484-4415                 (847) 484-4410


                      FORTUNE BRANDS PROJECTS DELIVERING
                          ON EPS GROWTH GOAL FOR 2000

             Expects Fourth Quarter EPS of 71 Cents Before Charges
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Miami, FL, January 9, 2001 - Fortune Brands, Inc. (NYSE: FO), a leading consumer brands company, today announced that it expects to achieve its year 2000 target for solid double-digit earnings per share growth when it reports full-year results on January 25th.

In remarks prepared for delivery today at the annual Goldman Sachs consumer products conference in Miami, Fortune Brands Chairman & Chief Executive Officer Norm Wesley said that preliminary data indicates year 2000 earnings before charges will grow to $2.29 per diluted share, or up 15% from $1.99 a year ago. Diluted earnings per share before charges for the fourth quarter are expected to be 71 cents, up 6% from 67 cents in the year ago quarter.

"We are pleased that, based on our preliminary information, Fortune Brands will deliver on the solid double-digit earnings growth goal for 2000 that we set a year ago," Wesley said. "The strength of our leading consumer brands, supply chain initiatives and shareholder value-driven strategy combined to produce solid fourth quarter results, even with the challenges of adverse foreign exchange rates, higher borrowing costs, a moderating housing market and a softer retail sales environment. While these challenges will clearly carry over into the new year and impact results, especially in the first half, we expect another record year in 2001. Our long-term goal remains double-digit growth in earnings per share, but the current economic environment makes that an ambitious objective for the year ahead."

Wesley also announced that the company is progressing its evaluation of strategic options for its office products business. In accordance with the company's accounting policy, implemented in 1999, that evaluates goodwill on a discounted cash flow basis, fourth quarter 2000 results will include a non-cash goodwill write-off of approximately $500 million related to the office products unit. The non-cash charge will have the effect of reducing goodwill amortization in 2001 by approximately $15 million pre-tax, or approximately 9 cents per share.


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                             www.fortunebrands.com
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Fortune Brnads Projects Delivering on EPS Growth Goal for 2000
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Wesley further announced that the company completed its entire 10 million share repurchase authorization in 2000. Combined with the 11 million shares repurchased in 1999, Fortune Brands has reduced shares outstanding by more than 12% in the past two years.

Fortune Brands plans to release its year 2000 results on Thursday, January 25th, 2001.

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Fortune Brands, Inc. is a consumer products company with annual sales exceeding
$5.5 billion. Its operating companies have premier brands and leading market positions in home and hardware products, office products, golf equipment and spirits and wine. Home and hardware brands include Moen faucets, Aristokraft and Schrock cabinets, Master locks and Waterloo tool storage sold by units of MasterBrand Industries, Inc. Office brands include Day-Timer, Swingline, Kensington and Wilson Jones sold by units of ACCO World Corporation. Acushnet Company's golf brands include Titleist, Cobra and FootJoy. Major spirits and wine brands sold by units of Jim Beam Brands Worldwide, Inc. include Jim Beam and Knob Creek bourbons, DeKuyper cordials, Whyte & Mackay Scotch and Geyser Peak and Canyon Road wines. Fortune Brands, headquartered in Lincolnshire, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index.

To receive company news releases by e-mail, please visit www.fortunebrands.com.
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This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, foreign exchange rate fluctuations, changes in interest rates, competitive product and pricing pressures, trade consolidations, the impact of excise tax increases with respect to distilled spirits, regulatory developments, the uncertainties of litigation, changes in golf equipment regulatory standards, the impact of weather, particularly on the home products and golf brand groups, expenses and disruptions related to shifts in manufacturing to different locations and sources, challenges in the integration of acquisitions and joint ventures, risks associated with the Company's implementation of strategic options for ACCO World Corporation, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.


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